UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 5, 2008

(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 West Street New York, New York	10007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 395-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 5, 2008, Cellco Partnership, a Delaware general partnership doing business as Verizon Wireless (“Verizon Wireless”), AirTouch Cellular, a California corporation doing business as Verizon Wireless (“Buyer”), Abraham Merger Corporation, a Delaware corporation (“Merger Sub”), Alltel Corporation, a Delaware corporation (“Alltel”), and Atlantis Holdings LLC, a Delaware limited liability company (“Seller”), entered into an Agreement and Plan of Merger (“Merger Agreement”) pursuant to which Buyer will acquire Alltel in a cash transaction.

Subject to the terms and conditions of the Merger Agreement, Buyer will acquire 100% of the equity of Alltel for approximately $5.9 billion and, at the effective time of the merger, Merger Sub will merge with and into Alltel (the “Merger”), and Alltel will continue as a wholly owned subsidiary of Buyer. Alltel’s projected net debt at the closing of the Merger is approximately $22.2 billion.

Consummation of the Merger is subject to customary conditions, including: (i) expiration or termination of the applicable Hart-Scott-Rodino waiting period and receipt of certain other regulatory approvals; (ii) absence of any law or order prohibiting the closing of the Merger; (iii) subject to certain exceptions, the accuracy of representations and warranties; and (iv) absence of any Material Adverse Effect (as defined in the Merger Agreement).

The Merger Agreement contains certain termination rights for both Buyer and Alltel and further provides that, upon termination of the Merger Agreement upon specified circumstances, Buyer may be required to pay Alltel a termination fee of $500,000,000.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 99.1 hereto, and is incorporated into this report by reference.

On June 5, 2008, Verizon Wireless entered into a debt purchase agreement (the “Debt Purchase Agreement”) with Alltel Communications, LLC (“ACI”), a subsidiary of Alltel, Alltel Communications Finance, Inc. (“ACFI”), a subsidiary of Alltel, Atlantis Holdings LLC, Citibank, N.A., as the administrative agent (the “Administrative Agent”) under the Senior Interim Loan Agreement (as defined below) and Citibank, N.A., Goldman Sachs Credit Partners L.P. and The Royal Bank of Scotland plc (together, the “Sellers”). Pursuant to the Debt Purchase Agreement the Sellers agreed to sell to Verizon Wireless approximately $4.8 billion aggregate principal amount of senior interim loans (the “Loans”) under the senior interim loan credit agreement, dated as of November 16, 2007, among ACI, ACFI, the Administrative Agent and the lenders party thereto (the “Senior Interim Loan Agreement”). The Debt Purchase Agreement provides that the Sellers will receive an aggregate purchase price of approximately $4.6 billion, plus accrued and unpaid interest, for the Loans.

The foregoing description of the Debt Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Debt Purchase Agreement, which is filed as Exhibit 99.3 hereto, and is incorporated into this report by reference.

On June 5, 2008, Verizon Wireless also entered into a debt purchase agreement (the “Minority Debt Holder Purchase Agreement”) with ACI, ACFI, the Administrative Agent and Battery Holdco (Offshore) LLC, Battery Holdco (Onshore) LLC and TFP Royal Issuer, LLC (together, the “Minority Sellers”). Pursuant to the Minority Debt Holder Purchase Agreement the Minority Sellers agreed to sell to Verizon Wireless $175 million aggregate principal amount of the Loans under the Senior Interim Loan Agreement. The Minority Debt Holder Purchase Agreement provides that the Minority Sellers will receive an aggregate purchase price of $168 million, plus accrued and unpaid interest, for the Loans.

The foregoing description of the Minority Debt Holder Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Minority Debt Holder Purchase Agreement, which is filed as Exhibit 99.4 hereto, and is incorporated into this report by reference.

On June 10, 2008, Verizon Wireless completed the purchase of the Loans pursuant to the Debt Purchase Agreement and the Minority Debt Holder Purchase Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 5, 2008, Verizon Wireless entered into a $7.550 billion 364-Day Credit Agreement (the “Credit Agreement”) with Morgan Stanley Senior Funding, Inc., as administrative agent and as lead arranger and bookrunner, and the lenders named therein. The Credit Agreement includes a $4.8 billion term facility and a $2.75 billion delayed draw facility. The borrowings under each facility are subject to customary conditions precedent. The Credit Agreement provides that the proceeds of the loans under the Credit Agreement may be used for any one or more of the following: (a) the debt purchase transactions pursuant to the Debt Purchase Agreement and the Minority Debt Holder Purchase Agreement, (b) the completion of Verizon Wireless’s acquisition of Rural Cellular Corporation and the refinancing of the outstanding indebtedness of that corporation, (c) the payment of fees and expenses in connection with the foregoing, and (d) general corporate purposes in an aggregate principal amount not exceeding $5,000,000. The delayed draw facility is available until the 90th day following the date of the execution of the Credit Agreement and may be drawn down in up to three installments. The Credit Agreement matures on June 4, 2009. Consenting lenders may agree with Verizon Wireless to extend the maturity date on their loans for an additional period of one year.

On June 10, 2008, Verizon Wireless borrowed $4,795,000,000 under the Credit Agreement in order to complete the purchase of the Loans pursuant to the Debt Purchase Agreement and the Minority Debt Holder Purchase Agreement.

Interest Rate and Fees

Borrowings under the Credit Agreement bear interest at a rate equal to, at the option of Verizon Wireless, (i) the base rate (defined as the greater of the rate published in The Wall Street Journal as the “prime lending rate” or the federal funds rate plus 0.50%) or (ii) LIBOR, in each case plus a margin to be determined by reference to the long-term credit rating of Verizon Wireless issued by Standard & Poor’s Ratings Services. Initially, borrowings under the Credit Agreement bear interest at a rate equal to the base rate plus 0.00% or LIBOR plus 0.75%. The interest rate on the loans increases 0.25% if the aggregate principal amount of the loans outstanding on the date that is six months following the Effective Date (as defined in the Credit Agreement) exceeds $1,887,500,000. In addition, Verizon Wireless will pay a commitment fee on the unused portion of the delayed draw facility at a rate to be determined by reference to the long-term credit rating of Verizon Wireless issued by Standard & Poor’s Ratings Services. Initially, the commitment fee on the unused portion of the delayed draw facility is 0.080%.

Prepayments

The Credit Agreement requires Verizon Wireless to prepay the loans and terminate unused commitments with 100% of the net cash proceeds received from issuances or sales of equity (in each case subject to specified exceptions, including certain intercompany transactions and equity issuances and sales to Vodafone Group plc or any of its subsidiaries) and incurrences of indebtedness constituting borrowed money.

Covenants and Events of Default

The Credit Agreement contains certain negative covenants, including a negative pledge covenant, a fundamental changes covenant and an accounting changes covenant, and affirmative covenants and events of default that are customary for companies maintaining an investment grade credit rating. An event of default may result in the termination of any unused commitments and the acceleration of the outstanding loans under the Credit Agreement. In addition, the Credit Agreement requires Verizon Wireless to maintain a Leverage Ratio (as such term is defined in the Credit Agreement) not in excess of 3.25:1.00.

Certain Relationships

An affiliate of Morgan Stanley Senior Funding, Inc. is serving as financial advisor to Verizon Wireless in connection with transactions referred to in Item 1.01 of this report.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 99.2 hereto, and is incorporated into this report by reference.

Item 8.01.	Other Events.

Attached as exhibits are a press release dated June 5, 2008 issued by Verizon Wireless and Alltel announcing the execution of the Merger Agreement referred to in Item 1.01 of this report and selected slides from a presentation given to investors by Doreen Toben, Executive Vice President and Chief Financial Officer on June 5, 2008.

NOTE: This report contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology, including disruption of our suppliers’ provisioning of critical products or services; the impact of natural or man-made disasters or litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the ability to complete acquisitions and dispositions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date: June 11, 2008	/s/ Marianne Drost
Marianne Drost
Senior Vice President, Deputy General Counsel
and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Agreement and Plan of Merger, dated as of June 5, 2008, among Verizon Wireless, Buyer, Merger Sub, Alltel and Seller.

99.2	364-Day Credit Agreement, dated as of June 5, 2008, among Verizon Wireless, Morgan Stanley Senior Funding, Inc., as administrative agent, and the lenders named therein.

99.3

Debt Purchase Agreement, dated as of June 5, 2008, among Verizon Wireless, the sellers listed therein, Alltel Communications, LLC, Alltel Communications Finance, Inc., Atlantis Holdings LLC and Citibank, N.A., as administrative agent.

99.4

Debt Purchase Agreement (Minority Holders), dated as of June 5, 2008, among Verizon Wireless, the sellers listed therein, Alltel Communications, LLC, Alltel Communications Finance, Inc. and Citibank, N.A., as administrative agent.

99.5	Press release, dated June 5, 2008, by Verizon Wireless and Alltel.

99.6	“Financial Summary” and “Expected Synergies” slides from a presentation given to investors by Doreen Toben, Executive Vice President and Chief Financial Officer on June 5, 2008.